Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports July and August Orders Up 33% Over Prior Year

SCOTTSDALE, Ariz., September 12, 2012 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced preliminary home orders for July and August 2012.

Meritage received orders for a total of 784 homes in July and August of 2012, net of cancellations, compared to 590 net orders in the same two months of 2011, a 33% increase. July orders of 374 homes in 2012 were up 17% over July 2011, while August orders of 410 homes in 2012 were 52% higher than in August 2011.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of June 30, 2012, the company had 151 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=2624M

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